Exhibit 99.1

NATIONAL HOLDINGS CORPORATION REPORTS POSITIVE ADJUSTED EBITDA
FOR FIRST QUARTER ENDED DECEMBER 31, 2009

New York, New York, February 17, 2010 -- National Holdings Corporation (OTCBB: NHLD.OB), a full service investment banking company operating through its wholly-owned subsidiaries, reported earnings for its first fiscal quarter ended December 31, 2009. The Company will hold a conference call to discuss its first quarter results on February 18, 2010 at 4:15 pm EST.  The conference call can be accessed live over the phone by dialing (866) 613 - 9208, or for international callers, (973) 935 - 2043; the conference ID is 57837973.  A replay of the call will be available through February 26, 2010 by dialing (800) 642-1687 or (706) 645-9291, the conference ID is 57837973.  The broadcast will be available through the “Parent Company/SEC Filings” link at www.nationalsecurities.com and will be archived online after the conference call until March 31, 2010.

Total revenues increased by $536,000, or 2%, for the first quarter ended December 31, 2009 to $28,388,000, from $27,852,000 for the same period in 2008.  The increase in revenues is due to slightly more favorable market conditions.

“We are extremely pleased that we were able to generate positive adjusted EBITDA of $651,000 and increase our revenues over the same quarter last year despite this difficult market environment,” stated Mark Goldwasser, Chief Executive Officer.  “We strive to be diligent in managing our cash flow and we believe we are positioned to achieve success as the markets continue to stabilize and improve.”

“We continue to diversify our revenue streams and focus on our costs with a view to growing organically and through acquisition or mergers in order to further add retail and institutional sales people, institutional traders, money managers, investment bankers, and new customer assets,” stated Leonard J. Sokolow, President. “As we navigate through the challenging financial marketplace we expect that these growth opportunities will continue.”

The net income before interest, taxes, depreciation and amortization (EBITDA), adjusted to exclude non-cash compensation expense and write down of forgivable loans, was approximately $651,000 for the first quarter ended December 31, 2010, representing a $461,000 improvement as compared to an EBITDA net income of approximately $190,000, adjusted to exclude non-cash compensation expense and write down of forgivable loans, for the first quarter year ended December 31, 2009.

The Company reported a net loss of $488,000 in the first quarter of fiscal year 2010 compared to a net loss of $1,142,000 in the first quarter of fiscal year 2009.  The net loss attributable to common stockholders in the first quarter of fiscal year 2010 was $585,000, or $.03 per common share, as compared to a net loss attributable to common stockholders in the first quarter of fiscal year 2009 of $1,227,000, or $.07 per common share.  The net loss attributable to common stockholders for both the first quarter of fiscal year 2010 and 2009 reflects $97,000 and $85,000 of cumulative preferred stock dividends on the Company’s preferred stock.

About National Holdings Corporation
National Holdings Corporation is a holding company for National Securities Corporation, vFinance Investments, Inc., EquityStation, Inc., National Asset Management, Inc., and National Insurance Corporation. National Securities, vFinance and EquityStation are broker-dealers registered with the SEC, and members of FINRA and SIPC. vFinance is also a member of the NFA. The three principal lines of business of the broker-dealers are offering full service retail brokerage; providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies; and trading securities, including making markets in over 4,000 micro and small-cap stock, distributing direct market access platforms, and providing liquidity in the United States Treasury marketplace. National Asset Management is a federally-registered investment advisor. National Insurance provides a full array of fixed insurance products to its clients. For more information, please visit our websites at www.nationalsecurities.com and www.vfinance.com.

Safe Harbor Statements
This release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may also cause differences includes, but is not limited to, those mentioned by National Holdings from time to time in their filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue,” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. National Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K and in or periodic reports on Form 10-Q, and, therefore, readers should not place undue reliance on these forward-looking statements.

CONTACTS:
Mark Goldwasser	Leonard J. Sokolow
Chairman and Chief Executive Officer	Vice Chairman and President
Tel: 212-417-8210	Tel: 561-981-1005

NATIONAL HOLDINGS CORPORATION
(CONSOLIDATED)
FINANCIAL HIGHLIGHTS

	Three Months Ended
	Unaudited
	December 31, 2009	December 31, 2008

Revenues	$28,388,000	$27,852,000

Net loss	$(488,000)	$(1,142,000)

Preferred stock dividends	(97,000)	(85,000)

Net loss attributable to common stockholders	$(585,000)	$(1,227,000)

Loss per share attributable to
common stockholders - Basic	$(0.03)	$(0.07)

Loss per share attributable to
common stockholders - Diluted	$(0.03)	$(0.07)

Weighted average number of shares outstanding	17,151,704	16,421,538

Weighted average number of shares outstanding	17,151,704	16,421,538

NATIONAL HOLDINGS CORPORATION
(CONSOLIDATED)
EBITDA, as Adjusted

	Three Months Ended
	December 31,
	2009	2008

Net income (loss), as reported	$(488,000)	$(1,142,000)
Interest expense	294,000	325,000
Taxes	48,000	44,000
Depreciation	174,000	162,000
Amortization	155,000	162,000
EBITDA	183,000	(449,000)
Non-cash compensation expense	182,000	237,000
Forgivable loan write down	286,000	402,000
EBITDA, as adjusted	$651,000	$190,000

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense and amortization of forgivable loans, is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC pursuant to the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted with forgivable loan amortization, an important measure of its ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA, as adjusted, eliminates the non-cash effect of tangible asset depreciation and amortization of intangible assets and stock-based compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.